NEWS RELEASE

FOR ADDITIONAL INFORMATION, PLEASE CONTACT:
John M. Perino Vice President, Investor Relations 608-361-7501

REGAL BELOIT ANNOUNCES INCREMENTAL WARRANTY EXPENSE
IN THE SECOND QUARTER 2011

August 2, 2011 (Beloit, WI):  Regal Beloit Corporation (NYSE:RBC) announced today that it has detected a production flaw in certain standard motors produced in one of its facilities during a limited period in 2011.  This abnormality, which has been corrected, could lead to early bearing failure in certain motors and does not present a safety concern.  These motors are used in outdoor condensing units for air conditioners and heat pumps.   The Company believes that approximately 50,000 motors may be flawed, representing less than 1% of the Company’s total motor production during the period.

“We sincerely regret the inconvenience to our customers and we are working closely with them to assist in identifying, repairing and replacing affected products and minimizing the impact to their customers,” commented Mr. Mark Gliebe, Chief Executive Officer.“We have determined and corrected the root cause of the issue.  We are proud of our historical quality performance and of the continuous improvements we have been making every year.  This single event is not indicative of Regal Beloit’s capabilities.   We intend to learn from this experience."

Currently, the Company estimates increased warranty costs of $28 million or $0.44 diluted earnings per share.  This expense has been accrued in the second quarter operating results.   As a result, the Company’s second quarter 2011 results will not meet its earlier guidance of $1.22 to $1.28 diluted earnings per share.  Second quarter results will be reported after the market closes on August 4, 2011.

Regal Beloit Corporation is a leading manufacturer of electric motors, mechanical and electrical motion controls and power generation products serving markets throughout the world.  Regal Beloit is headquartered in Beloit, Wisconsin, and has manufacturing, sales, and service facilities throughout the United States, Canada, Mexico, Europe and Asia.  Regal Beloit’s common stock is a component of the S&P Mid Cap 400 Index and the Russell 2000 Index.

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Corporate Offices
200 State Street ● Beloit, WI 53511-6254
608-364-8808 ● Fax: 608-364-8818
Website: www.regalbeloit.com

CAUTIONARY STATEMENT
The following is a cautionary statement made under the Private Securities Litigation Reform Act of 1995: With the exception of historical facts, the statements contained in this press release may be forward looking statements.  Forward-looking statements represent our management’s judgment regarding future events.  Actual results and events could differ materially and adversely from those contained in the forward-looking statements due to a number of factors, including unanticipated costs or expenses that could be incurred relating to the matters described in this press release.